                         AMES DEPARTMENT STORES, INC.
                         CONDENSED CASH FLOW
                         MANAGEMENT FORMAT
                         FISCAL 1997 PLAN
                         ($ 000's)
                                                                                                                  EXHIBIT 20
                                                                                                                  Page 3 of 3

                                                                 FOR MONTH ENDING
                         ---------------------------------------------------------------------------------------------------------
                           FEB     MAR     APR     MAY     JUN     JUL     AUG     SEP     OCT     NOV     DEC      JAN     TOTAL
Beg. cash & equivalents  $46,119 $19,415 $24,893 $27,136 $33,025 $28,018 $24,089 $29,203 $21,904 $24,206  $37,692 $88,335 $46,119

Cash generated from
  (used in) operations:
  Net income (loss)       (5,627) (1,953)    (59)  2,186   2,688    (325) (1,873)    182   2,562   9,449   27,542  (8,292) 26,480
  Noncash income tax
      expense (benefit)   (2,904) (1,008)    (30)  1,128   1,386    (168)   (966)     94   1,322   4,876   14,213  (4,278) 13,665
  Other                      358     477     442     513     669     579     624     759     658     678      801     816   7,374
                         ---------------------------------------------------------------------------------------------------------
Cash from operations:     (8,173) (2,484)    353   3,827   4,743      86  (2,215)  1,035   4,542  15,003   42,556 (11,754) 47,519

Changes in working capital:
  Inventory (inc) dec    (23,857)(38,723)(23,053)  8,235  26,347 (15,892)(38,766)(38,276)(35,641) 15,150  155,540 (12,120)(21,056)
  Trade pay inc (dec)     (1,336) 20,595   6,025  (3,869)(19,174) 18,476  30,110 (15,004) 50,601  10,765  (49,426)(18,936) 28,827
  All other               (8,892) (3,067) (1,118) (2,970)  2,356  (6,866)  1,215  (5,639)(12,958) (8,874)  46,696  (1,696) (1,813)
                         ---------------------------------------------------------------------------------------------------------
Net changes in work cap  (34,085)(21,195)(18,146)  1,396   9,529  (4,282) (7,441)(58,919)  2,002  17,041  152,810 (32,752)  5,958

Capital spending          (1,142) (3,143) (4,160) (3,532) (2,579) (3,929) (4,396) (2,672) (3,458) (2,774)  (2,829) (2,829)(37,443)

Other
  Borrow (pymts) - rev    25,000  35,000  25,000   5,000 (15,000)  5,000  20,000  55,000       - (15,000)(140,000)      -       -
  Pymts of cap leases       (225)   (225)   (225)   (225)   (225)   (225)   (225)   (225)   (225)   (225)    (225)   (225) (2,700)
  Pymts of long-term debt (7,500) (1,896)      -       -    (896)      -       -    (896)      -       -     (759)   (936)(12,883)
  Restruc pymnts & other    (579)   (579)   (579)   (577)   (579)   (579)   (609)   (622)   (559)   (559)    (910)   (560) (7,291)
                         ---------------------------------------------------------------------------------------------------------
Total Other               16,696  32,300  24,196   4,198 (16,700)  4,196  19,166  53,257    (784)(15,784)(141,894) (1,721)(22,874)
                         ---------------------------------------------------------------------------------------------------------
Inc (dec)in cash & equiv (26,704)  5,478   2,243   5,889  (5,007) (3,929)  5,114  (7,299)  2,302  13,486   50,643 (49,056) (6,840)
                         ---------------------------------------------------------------------------------------------------------
Ending cash & equiv      $19,415 $24,893 $27,136 $33,025 $28,018 $24,089 $29,203 $21,904 $24,206 $37,692  $88,335 $39,279 $39,279
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